Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s first quarter 2008 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

The company’s first quarter performance was strong across several metrics, one of which was our growth in Total Contract Value. At March 31, 2008, Total Contract Value was $55.6 million, up 6% over year-end 2007. A growing proportion of this metric, which represents the company’s annualized value of booked contracts, is made up of our subscription-based products, now accounting for 27% of Total Contract Value or $15.1 million in absolute dollars. Before I add color to this and highlight several other achievements related to the first quarter, as well as plans for the balance of 2008, let me ask Pat to review the quarterly financials. Pat.

Pat:

Thanks Mike.

For the three months ended March 31, 2008, the Company achieved revenue of $13.5 million, compared to $12.2 million during the same period in 2007, a 10% increase.

For the three months ended March 31, 2008, net income for the Company was $2.0 million or $0.29 per basic and diluted share, compared to $1.6 million or $0.23 per basic and diluted share for the same period in 2007, a 26% increase. The net income margin was 15% for the first quarter 2008, a 2% improvement from 13% in the same period 2007. Operating income improved by three percentage points and was 25% of revenue for the quarter.

During the first quarter 2008, direct expenses as a percentage of revenue were 44%. This is an improvement compared to 47% for the fourth quarter of 2007 and 45% for the first quarter 2007.

During the first quarter 2008, selling, general and administrative costs represented 26% of revenue, a two percentage point improvement compared to 28% in the first quarter 2007. For the first quarter of 2008, we were outside our model of 23% to 25% with SG&A expense at 26%, but still an improvement over 2007 at 28%. Looking at 2008, we should see SG&A expenses being leveraged against higher revenue.

Depreciation and amortization remained at 5% of revenue during the first quarter 2008 compared to the same period 2007.

During the first quarter of 2008, the Company had $44,000 of interest expense, down from $167,000 in the first quarter 2007. During March of 2008, the Company borrowed $5.2 million in conjunction with the repurchase of 240,800 shares of Company stock. This will raise the interest expense in several upcoming quarters as we pay the bank debt down, but the overall expense should be less each quarter compared to 2007. The repurchase of the stock at a cost of $24.80 per share is intended to offset the effects of equity grants of options and restricted stock.

Cash flow from operations for the first quarter of 2008 was $2.1 million, compared to $4.4 million for the year 2007. The decrease for the quarter was the timing of billings, collections, and estimated tax payments. Cash and short-term investments as of March 31, 2008, were $1.5 million

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

As Pat outlined, total Company revenue was up 10% which was lower than anticipated driven by delaying until the latter half of the year several projects within our Payor Solutions division. As a result, Payor Solutions was below budgeted revenue for the quarter

Net New Contracts for the first quarter 2008 were $1.8 million, roughly half of our 2007 quarterly average. A large number of contracts were signed in December 2007 resulting in fourth quarter new contracts of $5.5 million, which far exceeded our quarterly average. First quarter has brought that more in line and Net New Contracts in the month of April were strong at $1.2 million.

Sales have been especially strong January thru April for subscription-based products including our improvement products, Healthcare Market Guide and The Governance Institute. To this point, we are one-third of the way through the year, yet The Governance Institute sales to date are equal to two-thirds of its annual 2007 sales. Enhanced sales performance for the past several quarters for subscription-based products contributed to a 32% increase in first quarter revenue derived from this product portfolio. As stated earlier, 27% of the company’s Total Contract Value of $55.6 million is now attributed to this group of high margin recurring revenue offerings. Adding to this growth trend, Healthcare Market Guide started pre-sales of its new Ticker product April 1st. In only a few weeks, $655,000 of Ticker contracts had been booked. Clients upgrading to Ticker have averaged a 44% increase in contract value and a number of new clients have already subscribed to Ticker. Acceptance of the Ticker product, while only four weeks into the launch, is tracking against projections which suggests this new product will materially contribute to our overarching goal of doubling the number of Healthcare Market Guide subscribers and doubling the average subscription value. As reviewed in our last earnings call, Ticker will help smooth revenue recognition for HCMG. That said, we need to work through the fact that Healthcare Market Guide’s sales focus in the first and second quarters has gone from selling of past editions, which historically have generated instantly recognized revenue, to that of selling Ticker which is deferred revenue recognized over the following 12 months of the membership period. While Ticker will create a higher quality revenue stream, it may be a little rough as we work this through.

As previewed during our last earnings call, NRC Picker has an equally exciting new product rollout which just took place — the NRC Picker Patient-Centered Care Institute is now a reality. This new institute, which mirrors the subscription-based business model of The Governance Institute, is the reservoir of all of NRC Picker’s intellectual insight and evidence-based best practices to improving patient-centered care for which HCAHPS measures and publicly reports. We have chartered into the Institute the top 100 NRC Picker clients largely based on their current spending levels for NRC Picker improvement products. The response has been overwhelming among this blue chip group of referenceable accounts and now we’re on about selling memberships in the Patient-Centered Care Institute to the balance of the 1,000 organizations in which NRC has client relationships and the 4,000 we don’t.

As one can tell, we have several fronts for which we are gaining traction and, as always, Pat and I look forward to keeping you abreast of our progress.

_____, I would now like to open the question and answer portion of the call.

Closing statement.

Thank you for your time today. Pat and I looking forward to talking to you again next quarter.

6